Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated December 24, 2014 relating to the financial statements of and to the reference to our firm under the caption "Experts" in the related Prospectus of Dominovas Energy Corporation for the registration of up to 15,000,000 shares of its common stock.

/s/ DMCL

DALE MATHESON CARR-HILTON LABONTE LLP
Chartered Accountants

Vancouver, Canada
February 19, 2015